Press Release
For further information, please contact:
Daniel R. Kadolph, Executive Vice President and Chief Financial Officer
(708) 450-6759
MIDWEST BANC HOLDINGS APPOINTS CHIEF ACCOUNTING OFFICER
Melrose Park, Illinois (March 5, 2007) — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) announced that its Board of Directors appointed Jan. R. Thiry, CPA (54) to the additional position of Chief Accounting Officer effective March 15, 2007. Mr. Thiry joined the company in December 2006 as Senior Vice President and Controller. He reports to the Chief Financial Officer.
Mr. Thiry has 30 years of progressive finance, accounting, and audit experience including public accounting and growth-oriented financial institutions from $1 to $22 billion in assets. He served as senior vice president and controller of CIB Marine Bancshares in Pewaukee, Wisconsin from 1999 to 2006. Thiry has also held senior positions at M&I Corporation and Security Bank in Milwaukee, Wisconsin. Additionally, he was a senior auditor at KPMG LLP. Thiry is a member of the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants as well as other civic and community efforts.
Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Financial and Investment Services, Inc., Midwest Bank Insurance Services, LLC, and Royal American Investment Services, Inc. Information on Midwest Banc Holdings, Inc. is available at www.midwestbanc.com.
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